CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
SinoCoking Coal and Coke Chemical Industries, Inc. (“Company”):

The undersigned consents to the incorporation in the Registration Statements on Form S-8 of the Company and subsidiaries, which were filed with the Commission as numbers 333-117979, 333-114906, 333-32740, 333-106102, 333-106101, 333-106005, 333-87800 and 333-32740, and on Form S-3, which were filed with the Commission as numbers 333-112504 and 333-109844,  of its Independent Registered Public Accounting Firm’s Report dated March 25, 2010 covering the consolidated financial statements of the Company and subsidiaries for the year ended December 31, 2009.

MEYERS NORRIS PENNY LLP

Vancouver, Canada
March 30, 2010